Filed Pursuant to Rule 424(b)(3) Registration No. 333-286622

19,531,250 Shares
of Class B Common Stock at $1.28 Per Share issuable upon exercise of Subscription Rights distributed to Eligible Holders

Rafael Holdings, Inc., a Delaware corporation (the “Company,” “Rafael,” “we,” “us,” or “our”), is distributing at no charge to the holders of (i) our Class A common stock, par value $0.01 per share (“Class A Common Stock”), (ii) Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A common stock, the “Common Stock”) and (iii) warrants to purchase shares of our Class B Common Stock, originally issued by Cyclo Therapeutics, Inc. (“Cyclo”) on December 11, 2020 and amended in connection with the Company’s business combination with Cyclo (the “Public Warrants”), in each case as of the close of business on May 9, 2025 (the “Record Date”), subscription rights (“Subscription Rights”) to purchase up to 19,531,250 shares of Class B common stock at price of $1.28 per share (the “Subscription Price”). The aggregate subscription value of all shares of Class B Common Stock available for purchase in the rights offering (the “Rights Offering”) is $25.0 million. Each holder of our Public Warrants (each, a “Warrant holder”) and each holder of Common Stock (each, an “Eligible Holder”) will receive one Subscription Right for each share of our Common Stock owned, or for each share of Common Stock that such holder’s Public Warrants entitle him/her/it to purchase as of the record date. Each Subscription Right entitles the holder to purchase 0.603 of a share of Class B Common Stock. We will not issue any fractional shares of Class B Common Stock in the Rights Offering and you will not be able to exercise Subscription Rights for any amount other than a whole number of Shares. The Subscription Rights are not transferable, and there will be no public market for the Subscription Rights.

The purpose of the Rights Offering is to raise equity capital in a process that provides all of our Eligible Stockholders the opportunity to participate on a pro rata basis. The net proceeds from the rights offering will be used to fund the Company’s clinical and other development efforts and for general corporate purposes, which may include, among other things, working capital, capital expenditures, other corporate expenses and investments in, or acquisitions of, products, technologies or businesses. The net proceeds are likely to be used on our lead product candidate, Trappsol® Cyclo™, depending on the developments related to the clinical trial success.

The Subscription Rights will be distributed and exercisable beginning on the date hereof. The Subscription Rights will expire and will have no value if they are not exercised prior to the expiration time for the rights offering (the “Expiration Time”), which is currently expected to be 5:00 p.m. Eastern time, on May 29, 2025, unless we, in our sole discretion, extend the period for exercising the subscription rights. You should carefully consider whether or not to exercise your subscription rights before the expiration time. You may not revoke the exercise of a Subscription Right after receipt of the payment of the Subscription Price as described in this prospectus. We reserve the right to terminate the rights offering at any time before the Expiration Time and for any reason.

On May 6, 2025, we entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Howard Jonas, the Company’s Executive Chairman, Chairman of the Board, and controlling stockholder (in such capacity, the “Standby Purchaser”). The Standby Purchase Agreement provides that the Standby Purchaser (or his affiliated designee(s)) will purchase from the Company in a private placement (the “Backstop Private Placement”) any shares of Class B Common Stock included in the Rights Offering that are not subscribed for and purchased by Eligible Holders (collectively, the “Backstop Securities”) for the same per share Subscription Price payable by the Eligible Holders electing to exercise their Subscription rights in the Rights Offering. In light of the Standby Purchase Agreement, we expect that we will receive gross proceeds of $25.0 million if the Rights Offering is completed, whether or not any of the Subscription Rights are exercised by Eligible Stockholders other than the Standby Purchaser.

In addition, certain of our executive officers and directors (in addition to the Standby Purchaser) have indicated that they intend to participate in the Rights Offering and exercise all or a portion of their Subscription Rights.

As a result of the Rights Offering and the Backstop Private Placement (collectively, the “Rights Offering Transactions”), the ownership interests of the Standby Purchaser in the Company is likely to increase. If all of the Eligible Stockholders exercise their Subscription Rights in full, the ownership interests of the Standby Purchaser in the Company will remain the same, with the Standby Purchaser continuing to beneficially own 4.9%% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis). On the other hand, if none of the Eligible Stockholders (other than the Standby Purchaser and our other executive officers and directors who have indicated that they intend to participate in the Rights Offering) exercise their Subscription Rights, the Standby Purchaser will beneficially own approximately 40.6% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis) after the Rights Offering Transactions (assuming no additional shares of Class B Common Stock are issued by us prior to the closing of the Rights Offering).

There is no minimum number of shares of Class B Common Stock that we must sell in order to complete the Rights Offering. Eligible Stockholders who do not participate in the Rights Offering will continue to own the same number of shares as they do prior to the Rights Offering, but after the Rights Offering Transactions will own a smaller percentage of the total shares outstanding than they owned prior to Rights Offering. Subscription Rights that are not exercised before the Expiration Time will expire and have no value.

We are distributing the Subscription Rights and offering the underlying shares of Class B Common Stock directly to you. We have not employed any brokers, dealers, or underwriters in connection with the solicitation or exercise of rights in the Rights Offering and no commissions, fees, or discounts will be paid in connection with the Rights Offering. Equiniti Trust Company LLC is acting as the subscription agent and D.F. King & Co., Inc. is acting as information agent for the Rights Offering. Neither the Company nor our board of directors is making any recommendation as to whether or not you should exercise your Subscription Rights. You are urged to make your decision based on your own assessment of the Rights Offering, after considering your best interests and all of the information contained and incorporated by reference herein.

Our Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RFL” and we have public warrants listed on the NYSE American under the symbol “RFL-W.” On May 5, 2025, the last reported sale price for our Class B Common Stock on the NYSE was $1.43 per share and public warrants on NYSE American was $.0699.

Investing in shares of Class B Common Stock involves risks. You should carefully review and consider the information contained in this prospectus, including the risk factors beginning on page 9 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your Subscription Rights. See “Where You Can Find Additional Information” beginning on page 38.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please call D.F. King & Co., Inc., our information agent for this rights offering, at (800) 992-3086 (toll-free).

It is anticipated that delivery of the Class B Common Stock purchased in this rights offering will be made on or about June 6, 2025.

The date of this prospectus is May 6, 2025.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the Rights Offering, and, if given or made, such information or representations must not be relied upon as having been authorized by us.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. No person is authorized to give any information or represent anything not contained in this prospectus supplement and any applicable pricing supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are only offering the securities in places where sales of those securities are permitted.

Our business is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors” in this prospectus supplement and in (i) our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, particularly under the heading “Risk Factors” and (ii) Cyclo Therapeutics Inc.’s most recent Annual Report on Form 10-K, Cyclo’s Quarterly Reports on Form 10-Q, and Cyclo Current Reports on Form 8-K, particularly under the heading “Risk Factors. These and other factors could cause results to differ materially from those expressed in the estimates made by us.

Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof. You should assume that the information appearing in this prospectus, or any document incorporated by reference, is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since such date. You should read the detailed information regarding us, our securities, and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference prior to making your investment decision.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe any restrictions as to, the rights offering and the distribution of this prospectus applicable to those jurisdictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Additionally, statements concerning future matters such as our expectations of business and market conditions, development and commercialization of new products, enhancements of existing products or technologies, and other statements regarding matters that are not historical are forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth above under the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The questions and answers set forth below do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and about our business, including potential risks related to the Rights Offering, our Class B Common Stock, and our business. Exercising the Subscription Rights and investing in shares of Class B Common Stock involve a high degree of risk. We urge you to carefully read the “Risk Factors” section of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Q:     What is the Rights Offering?

A:     We are distributing to you, at no charge, one non-transferable subscription right to purchase 0.603 of a share of Class B Common Stock at the Subscription Price for each share of our Class A Common Stock or Class B Common Stock that you owned, or for each share of Class B Common Stock that the Public Warrants you owned entitled you to purchase, in each case as of the Record Date (which is at the close of business on May 9, 2025). You will have the right to elect to exercise the Subscription Rights we distribute to you during the period commencing on the date hereof and ending at the Expiration Time.

Q:     Who are the Eligible Holders who will participate in the Rights Offering?

A:     The Eligible Holders consist of the holders of the following securities of the Company as of the Record Date (the “Eligible Securities”):

•        Class A Common Stock;

•        Class B common stock; and

•        Public Warrants.

Q:     Why are we conducting the rights offering?

A:     The purpose of the Rights Offering is to raise equity capital in a process that provides all of our Eligible Holders the opportunity to participate on a pro rata basis. The net proceeds from the rights offering will be used to fund the Company’s clinical and other development efforts and for general corporate purposes, which may include, among other things, working capital, capital expenditures, other corporate expenses and investments in, or acquisitions of, products, technologies or businesses. The net proceeds are likely to be used on our lead product candidate, Trappsol® Cyclo™, depending on the developments related to the clinical trial success. See “Use of Proceeds” in this prospectus for more information.

Q:     Will fractional subscription rights be issued?

A:     No. We will not sell fractional shares of Class B Common Stock. Accordingly, as each Subscription Right represents the right to purchase 0.603 of a share of Class B Common Stock, you must hold shares of Class A Common Stock, Class B Common Stock or Public Warrants that entitle you to receive Subscription Rights to purchase at least one share of Class B Common Stock in the rights offering (which will be satisfied if you held at least two shares of Class A Common Stock or Class B Common Stock or Public Warrants to purchase at least two shares of Class B Common Stock as of the Record Date). Eligible Stockholders will only be entitled to purchase a whole number of shares of Class B Common Stock, rounded down to the nearest whole number of shares of Class B Common Stock. For example, if you owned 100 shares of our Class B Common Stock on the Record Date, you would be granted Subscription Rights to purchase an aggregate of 60 shares of Class B Common Stock (after rounding down to the nearest whole share) at the Subscription Price.

Q:     How was the Subscription Price determined?

A:     Our board of directors set the Subscription Price at a level which, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by Eligible Stockholders of the Company in the rights offering. The board determined that a 25% discount was sufficient for that purpose. In addition, in setting the Subscription Price, the board, with the advice and input of management of the Company, considered a number of factors, including: alternatives available for raising capital, taking into account NYSE listing standards and other applicable regulations, the likely cost of capital from other sources and general conditions of the securities markets, historical and current trading prices for our Class B Common Stock, our contractual obligations, our need for liquidity and capital, and the levels of dilution to be experienced by non-participating stockholders and holders of rights to purchase our Common Stock as a result of the Rights Offering.

Q:     What is a subscription right?

A:     Each subscription right gives our Eligible Stockholders the right to purchase 0.603 of a share of Class B Common Stock at the Subscription Price, which is payable in cash. We have granted to you, as an Eligible Stockholder as the record date, one Subscription Right for every one share of our Common Stock held by or issuable to you at that time. For example, if you owned 100 shares of our Class B Common Stock or Public Warrants entitling you to purchase 100 shares of Class B Common Stock as of the record date, you received 100 Subscription Rights, each of which entitles you to purchase 60 shares of Class B Common Stock at the Subscription Price. You may exercise all or a portion of your Subscription Rights or you may choose not to exercise any Subscription Rights at all.

Q:     Will I also receive over-Subscription Rights in the Rights Offering?

A:     No.

Q:     How many shares of Class B Common Stock may I purchase if I exercise my Subscription Rights?

A:     Each Subscription Right will entitle the holder to purchase 0.603 of a share of Class B Common Stock at the Subscription Price, which shall be paid in cash. You may exercise any number of your Subscription Rights. You will not be able to purchase any fractional shares of Class B Common Stock in the Rights Offering.

Q:     Am I required to subscribe in the Rights Offering?

A:     No.

Q:     Am I required to exercise all of the Subscription Rights I receive in the Rights Offering?

A:     No. You may exercise any number of your Subscription Rights, or you may choose not to exercise any Subscription Rights.

Q:     What happens if I choose not to exercise my Subscription Rights?

A:     If you choose not to exercise your Subscription Rights, you will retain your current number of shares of Eligible Securities of the Company. If other stockholders exercise their Subscription Rights or if shares of Class B Common Stock are issued to the Standby Purchaser in the Backstop Private Placement, the percentage of our Class B Common Stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to exercise your over-subscription right.

Q:     If I have been granted shares of Class B Common Stock that are restricted from transfer and subject to forfeiture (“Restricted Stock”), may I participate in the Rights Offering?

A:     Holders of Restricted Stock on the record date will receive Subscription Rights in respect of Restricted Stock and will be entitled to participate in the Rights Offering. Shares purchased in the Rights Offering upon exercise of the Subscription Rights will not be subject to the restriction applicable to the Restricted Stock.

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Q:     Will the equity awards of our employees, officers, and directors automatically convert into Class B Common Stock in connection with the Rights Offering?

A:     No, equity awards will not automatically convert into Class B Common Stock in connection with the Rights Offering. Holders of our equity awards, including outstanding restricted stock units and other unvested equity instruments, will continue to hold such awards in accordance with the existing terms thereof.

Q:     How soon must I act to exercise my Subscription Rights?

A:     If you are an Eligible Holder and elect to exercise any or all of your Subscription Rights, the subscription agent must receive your completed and signed Subscription Rights certificate and payment prior to the expiration time, which currently is May 29, 2025, at 5:00 p.m., Eastern time. If you hold your shares or Public Warrants in the name of a custodian bank, broker, dealer, or other nominee, your nominee may establish a deadline prior to the expiration time by which you must provide it with your instructions as to the exercise of your Subscription Rights and make payment for shares of Class B Common Stock. Our board of directors may, in its discretion, extend the Rights Offering one or more times.

Q:     Does the Company need to achieve a minimum participation level in order to complete the Rights Offering?

A:     No. We may choose to consummate, amend, extend, or terminate the Rights Offering regardless of the number of shares of Class B Common Stock actually subscribed for by stockholders.

Q:     Can the Company terminate the Rights Offering?

A:     Yes. Our board of directors may terminate the Rights Offering at any time prior to the expiration time for any reason. If we terminate the Rights Offering, any money received from subscribing Eligible Stockholders will be refunded as soon as practicable, without interest on or deduction from any payments refunded to you.

Q:     May I transfer my Subscription Rights if I do not want to purchase any shares of Class B Common Stock?

A:     No. The Subscription Rights are not transferable. You may not sell, transfer, or assign your Subscription Rights to anyone else. The sale or other transfer of any securities after the record date but prior to the closing of the Rights Offering will not result in the transfer of any Subscription Rights.

Q:     When will the Rights Offering expire?

A:     The Subscription Rights will expire and will have no value if not exercised prior the Expiration Time, unless we decide to extend the Rights Offering until some later time or terminate it earlier.

Q:     Is there a guaranteed delivery period?

A:     No. There is no guaranteed delivery period in connection with the Rights Offering, so you must ensure that you properly complete all required steps prior to the expiration time, unless we decide to extend the Rights Offering to some later time or terminate it at an earlier time.

Q:     How do I exercise my Subscription Rights if I own shares in certificate form?

A:     You may exercise your Subscription Rights by properly completing and executing your subscription documents and Subscription Rights certificate and delivering them, together with the Subscription Price for each share of Class B Common Stock you subscribe for, to the Subscription Agent on or prior to the Expiration Time. If you use mail, we recommend that you use insured, postage prepaid, registered mail, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Time.

If you send a payment that is insufficient to purchase the number of shares of Class B Common Stock you requested, or if the number of shares of Class B Common Stock you requested is not specified in the forms you submit, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of Class B Common Stock in the Rights Offering and the elimination of fractional shares. Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest, following the Expiration Time.

Q:     What form of payment is required to purchase shares of Class B Common Stock?

A:     As described in the instructions accompanying the Subscription Rights certificate, you must timely pay the full Subscription Price for the full number of shares of Class B Common Stock you wish to acquire upon exercise of your Subscription Rights by delivering to the Subscription Agent a certified check, bank draft, cashier’s check, or wire transfer of funds. Please do not send your payment directly to the Company.

Q:     What should I do if I want to participate in the Rights Offering but my shares are held in the name of my custodian bank, broker, dealer, or other nominee?

A:     If you hold Eligible Securities through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer, or other nominee to notify you of the Rights Offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer, or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer, or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer, or other nominee with the other Rights Offering materials. You should contact your custodian bank, broker, dealer, or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

Q:     What should I do if I want to participate in the Rights Offering, but I am an Eligible Holder with a foreign address or an Eligible Holder with an Army Post Office or Fleet Post Office address?

A:     The Subscription Agent will not mail Subscription Rights certificates to you if you are an Eligible Holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the Subscription Agent in writing or by recorded telephone conversation no later than five business days prior to the Expiration Time. The Company will determine whether the Rights Offering may be made to any such Eligible Stockholder. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:     Will I be charged a sales commission or a fee if I exercise my Subscription Rights?

A:     No. We will not charge a brokerage commission or a fee to Eligible Holders for exercising their Subscription Rights. However, if you exercise your Subscription Rights through a custodian bank, broker, dealer, or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer, or nominee.

Q:     Are there any conditions to my right to exercise my Subscription Rights?

A:     Yes. Our board of directors may terminate the Rights Offering at any time prior to the Expiration Time for any reason. In addition, we may terminate the Rights Offering, in whole or in part, if at any time before the Expiration Time there is any judgment, order, decree, injunction, statute, law, or regulation entered, enacted, amended, or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering.

Q:     Has the board of directors made a recommendation regarding the Rights Offering?

A:     Neither the Company nor our board of directors is making any recommendation as to whether or not you should exercise your Subscription Rights. You are urged to make your decision based on your own assessment of the Rights Offering, after considering your best interests and all of the information contained and incorporated by reference herein, especially the “Risk Factors” section of this prospectus.

Q:     Has the Company secured a backstop commitment for the Rights Offering?

A:     Yes. The Company has entered into a Standby Purchase Agreement with Howard Jonas, the Company’s Executive Chairman, Chairman of the Boar ad controlling stockholder under which we agreed to sell to the Standby Purchaser, and the Standby Purchaser agreed to purchase from us, all shares of Class B Common Stock offered for sale in the Rights Offering that remain unsubscribed at the Expiration Time.

Q:     Will the Standby Purchaser receive any compensation for entering into the Standby Purchase Agreement?

A:     No. The Standby Purchaser will not receive any compensation for entering into the standby purchase agreement or committing to purchase shares of Class B Common Stock pursuant to such agreement. He is, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to the Standby Purchaser.

Q:     Are there any conditions to the obligations of the Standby Purchaser under the Standby Purchase Agreement, or any termination rights under the Standby Purchase Agreement?

A:     Yes. The obligations of the Standby Purchaser to purchase shares of Class B Common Stock pursuant to the Standby Purchase Agreement are subject to certain customary closing conditions. The obligations of both the Company and the Standby Purchaser are subject to (1) the completion of the Rights Offering, (2) the absence of any judgment, injunction, decree, regulatory proceeding, or other legal restraint prohibiting or rendering illegal the consummation of the Backstop Private Placement, and (3) no suspension in trading of the Class B Common Stock having occurred on the NYSE. In addition, the obligations of each of the Company and the Standby Purchaser are subject to the accuracy of the representations and warranties of the other party (subject to certain customary exceptions) and material compliance by the other party with its or his covenants under the Standby Purchase Agreement.

The Standby Purchase Agreement contains customary termination rights for the Company and the Standby Purchaser. In particular, the Standby Purchase Agreement may be terminated by mutual written consent of parties. In addition, the Standby Purchaser may terminate the Standby Purchase Agreement (1) upon a suspension of trading of Class B Common Stock by the NYSE, a suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States, (2) if the Company materially breaches its obligations under the Standby Purchase Agreement and such breach is not cured within ten business days following written notice, or (3) if the Rights Offering has not been consummated June 12, 2025. Similarly, the Company may terminate the Standby Purchase Agreement (A) if the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the Rights Offering, (B) if the Rights Offering Transactions are prohibited by applicable law, rules, or regulations, or (C) if the Standby Purchaser materially breaches his obligations under the Standby Purchase Agreement and such breach is not cured within ten business days following written notice.

Q:     Have any directors or officers indicated that they intend to exercise Subscription Rights distributed to them?

A:     Our directors and executive officers who own Eligible Securities are permitted, but are not required, to participate in the Rights Offering on the same terms and conditions applicable to all stockholders. Any such director or executive officer who subscribes for shares of Class B Common Stock in the Rights Offering will pay $1.28 per share of Class B Common Stock, the same Subscription Price payable by all other Eligible Stockholders who exercise their Subscription Rights in the Rights Offering.

Certain of our directors and executive officers (in addition to the Standby Purchaser) who owned Class B Common Stock as of the record date have indicated that they intend to exercise all or portion of the Subscription Rights they receive in the Rights Offering. Pursuant to these indications of interest to participate, we expect that our directors and executive officers will purchase an aggregate of at least 155,766 shares of Class B Common Stock in the Rights Offering.

Q:     To what extent is it expected that the percentage ownership interest of the Standby Purchaser in the Company will increase as result of the Rights Offering?

A:     As a result of the Rights Offering Transactions, the ownership interests of the Standby Purchaser in the Company are likely to increase. If all of the Eligible Stockholders exercise their Subscription Rights in full, the ownership interests of the Standby Purchaser in the Company will remain the same, with the Standby Purchaser continuing to beneficially own 4.9% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis). On the other hand, if none of the Eligible Stockholders (other than the Standby Purchaser and our other executive officers and directors who have indicated that they intend to participate in the Rights Offering) exercise their Subscription Rights, the Standby

Purchaser will beneficially own approximately 40.6% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis) after the Rights Offering Transactions (assuming no additional shares of Class B Common Stock are issued by us prior to the closing of the Rights Offering).

Q:     Are there risks in exercising my Subscription Rights?

A:     The exercise of your Subscription Rights involves significant risks. Exercising your Subscription Rights means buying our Class B Common Stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, and in other documents we file from time to time with the SEC, specifically (i) our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, particularly under the heading “Risk Factors” and (ii) Cyclo’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and Cyclo’s Current Reports on Form 8-K, particularly under the heading “Risk Factors.”

Q:     How many shares of our Class B Common Stock will be outstanding after the Rights Offering?

A:     Assuming that all shares of Class B Common Stock offered in the Rights Offering will be sold at the Subscription Price to the Eligible Stockholders (including the Standby Purchaser), we will issue a total of 19,531,250 shares of Class B Common Stock. In that case, assuming no additional shares of Class B Common Stock are issued by us prior to closing of the Rights Offering, we will have approximately 50,777,678 shares of Class B Common Stock outstanding after the Rights Offering. This would represent an increase of approximately 63% in the number of outstanding shares of Class B Common Stock.

The issuance of shares of our Class B Common Stock in the Rights Offering will dilute, and thereby reduce, your proportionate ownership interest in the Company, unless you fully exercise your Subscription Rights. In addition, the issuance of our Class B Common Stock at a Subscription Price that is less than the market price as of the Record Date will likely reduce the price per share of our Class B Common Stock held by you prior to the Rights Offering.

Q:     What will be the proceeds of the Rights Offering and how will they be used?

A:     Assuming that, upon consummation of the Rights Offering Transactions, all shares of Class B Common Stock offered in the Rights Offering are sold, we expect to receive aggregate gross proceeds of $25 million. The net proceeds from the rights offering will be used to fund the Company’s clinical and other development efforts and for general corporate purposes, which may include, among other things, working capital, capital expenditures, other corporate expenses and investments in, or acquisitions of, products, technologies or businesses. The net proceeds are likely to be used on our lead product candidate, Trappsol® Cyclo™, depending on the developments related to the clinical trial success.

See “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from the Rights Offering Transactions.

Q:     After I exercise my rights, can I change my mind and cancel my purchase?

A:     No. Once you exercise and send in your subscription documents, Subscription Rights certificate, and subscription payment, as provided herein, you cannot revoke the exercise of your Subscription Rights, even if you later learn information about the Company that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase the underlying shares of Class B Common Stock at the Subscription Price.

Q:     What are the material U.S. federal income tax consequences of my receipt and exercise of Subscription Rights?

A:     Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of Subscription Rights to, and the exercise of Subscription Rights by, an Eligible Holder generally should be treated, for U.S. federal income tax purposes, as a non-taxable distribution. See “Material U.S. Federal Income Tax Consequences” in this prospectus for more information. You should consult your tax advisor as to the particular consequences to you of the Rights Offering.

Q:    If the Rights Offering is not completed, for any reason, will my subscription payment be refunded to me?

A:     Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until the Rights Offering is completed. If the Rights Offering is not completed, for any reason, any money received from subscribing Eligible Stockholders will be refunded in the form in which it was paid as soon as practicable, without interest on or deduction from any payments refunded. If your Eligible Securities are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your Eligible Securities because the Subscription Agent will return payments through the record holder of your Eligible Securities.

Q:     Will I receive interest on any funds I deposit with the Subscription Agent?

A:     No. You will not be entitled to any interest on any funds that are deposited with the Subscription Agent pending completion or termination of the Rights Offering. If the Rights Offering is not completed for any reason, the Subscription Agent will return this money to subscribers, without interest on or deduction from any payments refunded, as soon as practicable.

Q:     If I exercise my Subscription Rights, when will I receive the shares of Class B Common Stock that I purchased in the Rights Offering?

A:     We will issue the shares of Class B Common Stock purchased in the Rights Offering to you in book-entry or uncertificated form of our Class B Common Stock purchased in the Rights Offering as soon as practicable after the Expiration Time.

Q:     When can I sell the shares of Class B Common Stock I received in the Rights Offering?

A:     If you exercise your Subscription Rights and receive shares of Class B Common Stock, you will be able to resell the shares once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, there may be a delay between the Expiration Time and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your Subscription Rights, you will be able to sell the shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

Q:     To whom should I send my forms and payment?

A:     If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, the nominee will notify you of the Rights Offering and provide you with the Rights Offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election Form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the Expiration Time. You should contact your custodian bank, broker, dealer, or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, Subscription Rights certificate, and subscription payment, as provided herein, by first class mail or by overnight delivery to the Subscription Agent as follows:

First Class Mail:

Equiniti Trust LLC
55 Challenger Rd
Ridgefield Park, NY 07660
Suite # 200
Corp Actions

x

Overnight Delivery:

Equiniti Trust LLC
55 Challenger Rd
Ridgefield Park, NY 07660
Suite # 200
Corp Actions

Your delivery in a different manner or to a different address or other than as set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the Subscription Agent receives your subscription documents, Subscription Rights certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the Expiration Time.

Q:     Will the Rights Offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?

A:     No. The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus, the Company’s Class B Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and shares of such class will remain listed on the NYSE following completion of the Rights Offering.

Q:     What if I have other questions?

A:     If you have other questions about the Rights Offering, please contact our information agent by phone, e-mail, or mail at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Toll-Free Number: (800) 992-3086

Email: rfl@dfking.com

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference herein. This summary does not contain all of the information you should consider before making an investment decision. You should carefully review this entire prospectus, including each of the documents incorporated herein by reference, especially the risks of investing in our Class B Common Stock discussed under “Risk Factors” beginning on page 9 of this prospectus.

Our Business

Rafael Holdings, Inc. (“Rafael Holdings”, “Rafael”, “we” or the “Company”) holds interests in clinical and early-stage pharmaceutical and certain other companies, including our wholly-owned subsidiary, Cyclo Therapeutics, LLC, a clinical stage biotechnology company dedicated to developing Trappsol® Cyclo™, which is being evaluated in clinical trials for the potential treatment of Niemann-Pick Disease Type C1 (“NPC1”), a rare, fatal and progressive genetic disorder, and majority equity interests in LipoMedix Pharmaceuticals Ltd. (“LipoMedix”), a clinical stage pharmaceutical company, Cornerstone Pharmaceuticals, Inc. (“Cornerstone”), formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company, Rafael Medical Devices, LLC (“Rafael Medical Devices”), an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries, and Day Three Labs, Inc. (“Day Three”), a company which empowers third-party manufacturers to reimagine their existing cannabis offerings. We also own interests in other smaller or earlier-stage operations. In November 2022, the Company resolved to curtail its early-stage development efforts, including pre-clinical research at Barer Institute Inc. (“Barer”), a wholly-owned preclinical cancer metabolism research operation. The Company’s primary focus, to date, has been to seek opportunistic and strategic investments, primarily controlling interests, including therapeutics, which address high unmet medical needs. Following the recent closing of a business combination with Cyclo, the Company is focusing our efforts on making Cyclo’s Phase 3 lead product candidate Trappsol® Cyclo™ our lead clinical program. As a result of this strategic focus, the Company is currently evaluating its operating entities (or portfolio of assets) to ensure the future focus of its resources on core assets and specifically the Trappsol® Cyclo™ clinical and development efforts.

Historically, the Company owned commercial real estate assets. As of April 30, 2025, the Company holds a portion of a commercial building in Jerusalem, Israel as its remaining revenue generating real estate asset.

In May 2023, the Company first invested in Cyclo Therapeutics. Cyclo is a clinical-stage biotechnology company that develops cyclodextrin-based products for the potential treatment of neurodegenerative diseases. Cyclo’s lead drug candidate is Trappsol® Cyclo™ (hydroxypropyl beta cyclodextrin), a treatment for NPC1. NPC1 is a rare and fatal autosomal recessive genetic disease resulting in disrupted cholesterol metabolism that impacts the brain, lungs, liver, spleen, and other organs. In January 2017, the FDA granted Fast Track designation to Trappsol® Cyclo™ for the treatment of NPC1. Initial patient enrollment in the U.S. Phase 1 study commenced in September 2017 and in May 2020, Cyclo announced Top Line data showing Trappsol® Cyclo™ was well tolerated in this study. Cyclo is currently conducting a Phase 3 Clinical Trial evaluating Trappsol® Cyclo™ in Pediatric and Adult Patients with Niemann-Pick Disease, Type C1.

On March 25, 2025, the Company merged with Cyclo and the Company’s current focus is to fund the TransportNPC Phase 3 clinical trial, evaluating Trappsol® Cyclo™ in Niemann Pick C, to its interim analysis expected in the middle of 2025 and focus its efforts on Trappsol® Cyclo™ as its lead clinical program. Based on interim data analysis results, the Company will make a determination as to whether or not to file an NDA for Trappsol® Cyclo™.

LipoMedix is a clinical stage Israeli company focused on the development of a cancer therapy based on liposome delivery. As of January 31, 2025, the Company’s ownership interest in LipoMedix was approximately 95%. LipoMedix has completed various clinical stages of Promitil® including Phase 1A (solid tumors) and 1B (as single agent and in combination with capecitabine and/or bevacizumab in colorectal cancer). Another phase 1B testing Promitil® as radiosensitizer is ongoing and near completion. A total of 149 patients have been treated with Promitil® as a single agent, or in combination with other anticancer drugs or radiotherapy, under the framework of a phase 1A and two 1B clinical studies and under named patient approval for compassionate use. Future development of Promitil® and strategic alternatives will be evaluated in the coming months.

In 2019, the Company established Barer, a preclinical cancer metabolism research operation, to focus on developing a pipeline of novel therapeutic compounds, including compounds designed to regulate cancer metabolism with potentially broader application in other indications beyond cancer. Barer was comprised of scientists and academic advisors that are experts in cancer metabolism, chemistry, and drug development. In addition to its own internal discovery efforts, Barer pursued collaborative research agreements and in-licensing opportunities with leading scientists from top academic institutions. Barer’s majority owned subsidiary, Farber Partners, LLC (“Farber”), was formed around one such agreement with Princeton University’s Office of Technology Licensing (“Princeton”) for technology from the laboratory of Professor Joshua Rabinowitz, in the Department of Chemistry, Princeton University, for an exclusive worldwide license to its SHMT (serine hydroxymethyltransferase) inhibitor program. In November 2022, the Company resolved to curtail its early-stage development efforts, including pre-clinical research at Barer Institute. Since then, the Company has sought partners for Farber programs and has entered into a license agreement for one of its technologies that is in pre-clinical research stage.

The Company owns a 37.5% equity interest in RP Finance LLC (“RP Finance”), which was, until March 13, 2024 (the date of the RP Finance Consolidation, as described in Note 3 of Rafael’s audited consolidated financial statements as of and for the year ended July 31, 2024, which is included in Rafael’s Form 10-K filed with the SEC on November 7, 2024 and amended on December 20, 2024 and January 8, 2025), accounted for under the equity method. RP Finance is an entity associated with members of the family of Howard Jonas (Executive Chairman, Chairman of the Board, and controlling stockholder of the Company) which holds 37.5% equity interest of RP Finance. RP Finance holds debt and equity investments in Cornerstone. In October 2021, Cornerstone received negative results of its Avenger 500 Phase 3 study for Devimistat in pancreatic cancer as well as a recommendation to stop its ARMADA 2000 Phase 3 study due to a determination that the trial would unlikely achieve its primary endpoint (the “Data Events”). Due to the Data Events, RP Finance fully impaired its then debt and equity investments in Cornerstone.

On March 13, 2024, Cornerstone consummated a restructuring of its outstanding debt and equity interests (the “Cornerstone Restructuring”). As a result of the Cornerstone Restructuring, Rafael became a 67% owner of the issued and outstanding common stock of Cornerstone (the “Cornerstone Acquisition”), and Cornerstone became a consolidated subsidiary of Rafael. The Cornerstone Acquisition is accounted for as an acquisition of a variable interest entity that is not a business in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company was determined to be the accounting acquirer for financial reporting purposes. See Note 3 of Rafael’s audited consolidated financial statements as of and for the year ended July 31, 2024, which is included in Rafael’s Form 10-K filed with the SEC on November 7, 2024 and amended on December 20, 2024 and January 8, 2025, for additional information regarding the transaction. In conjunction with the Cornerstone Restructuring and Cornerstone Acquisition, the Company reassessed its relationship with RP Finance, and as a result determined that RP Finance is still a variable interest entity and that the Company became the primary beneficiary of RP Finance as the Company now holds the ability to control repayment of the RP Finance Line of Credit which directly impacts RP Finance’s economic performance. Therefore, following the Cornerstone Restructuring and Cornerstone Acquisition, the Company consolidated RP Finance (the “RP Finance Consolidation”). See Note 3 of Rafael’s audited consolidated financial statements as of and for the year ended July 31, 2024, which is included in Rafael’s Form 10-K filed with the SEC on November 7, 2024 and amended on December 20, 2024 and January 8, 2025, for additional information on the Cornerstone Restructuring, Cornerstone Acquisition, and RP Finance Consolidation. The Company is currently reviewing Cornerstone’s current efforts, prospects and available resources to determine the optimal operational direction.

In May 2021, the Company formed Rafael Medical Devices, an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries. In August 2023, the Company raised $925,000 from third parties in exchange for 31.6% ownership of Rafael Medical Devices. On December 11, 2024, Rafael Medical Devices received the Food and Drug Administration’s (“FDA”) substantial equivalence determination for the VECTR System in response to Rafael Medical Devices’ 510(k) premarket notification. The FDA’s clearance of the VECTR System is for use in minimally invasive ligament or fascia release surgeries, such as carpal tunnel release in the wrist and cubital tunnel release in the elbow. The VECTR System has been classified into Class II and is subject to special controls (performance standards) in addition to the general controls provisions of the Federal Food, Drug and Cosmetic Act and the Quality System regulation codified in 21 CFR.

Part 820 which requires that each manufacturer establish a quality system by which the manufacturer monitors the manufacturing process and maintains records that show compliance with the FDA regulations and the manufacturer’s written specifications and procedures relating to each device, as well as other requirements and applicable laws and regulations. The Company’s development of future products will depend upon the success of the VECTR System and the Company’s ability to identify attractive opportunities in the marketplace.

In April 2023, the Company first invested in Day Three, a company which empowers third-party manufacturers to reimagine their existing cannabis offerings. In January 2024, the Company entered into a series of transactions with Day Three and certain shareholders, acquiring a controlling interest of Day Three and subsequently consolidating Day Three’s results (the “Day Three Acquisition”). The Company is evaluating the prospects for Day Three’s technology and offerings in light of current regulatory and commercial conditions. During the three months ended January 31, 2025, Day Three has reduced certain operations and the Company is considering strategic alternatives for the technology. This reduction resulted in an impairment charge of $3.1 million related to the goodwill, which was originally recorded on the Day Three Acquisition, during the three months ended January 31, 2025. See Note 17 of Rafael’s unaudited interim consolidated financial statements as of and for the six month period ended January 31, 2025, which is included in Rafael’s Form 10-Q filed with the SEC on March 14, 2025, for further information.

Rights Offering and Standby Purchase Agreement

On April 29, 2025, we announced our intention to conduct the Rights Offering and, on May 6, 2025, we entered into the Standby Purchase Agreement with the Standby Purchaser. This Standby Purchase Agreement provides that the Company will issue to the Standby Purchaser, and Standby Purchaser will purchase from the Company, any shares of Class B Common Stock included in the Rights Offering that are not Eligible Holders subscribed for and purchased by Eligible Stockholders. The price per share of Class B Common Stock payable by the Standby Purchaser in the Backstop Private Placement is the same per share Subscription Price payable by the Eligible Stockholders electing to exercise their Subscription Rights in the Rights Offering. Pursuant to the terms of the Standby Purchase Agreement, the Backstop Private Placement is expected to close no later than two business days after the closing of the Rights Offering. See “The Standby Purchase Agreement” in this prospectus for more information.

Corporate Information

We were incorporated in the State of Delaware. Our principal executive offices are located at 520 Broad Street, Newark, New Jersey 07102 and our telephone number is (212) 658-1450. Our Internet website is www.rafaelholdings.com.

SUMMARY OF THE RIGHTS OFFERING

This summary highlights selected information contained elsewhere in this prospectus relating to the Rights Offering. This summary does not contain all of the information you should consider before investing in our Class B Common Stock. You should carefully read the following summary together with the more detailed description of the terms of the Rights Offering contained elsewhere in this prospectus. See “The Rights Offering” in this prospectus for more information.

Rights Offering

We are distributing to you, at no charge, one non-transferable subscription right to purchase 0.603 of a share of Class B Common Stock at the Subscription Price for every share of our Class A Common Stock, Class B Common Stock or for each share of Class B Common Stock that a Warrant holder’s Public Warrants entitle him/her/it to purchase that you owned as of the record date (which is at the close of business on May 9, 2025). You will have the right to elect to exercise the Subscription Rights we distribute to you during the period commencing on the date hereof and ending at the Expiration Time.

Each subscription right gives our Eligible Holders the right to purchase 0.603 of a share of Class B Common Stock at the Subscription Price, which is payable in cash. We have granted to you, as an Eligible Holder as the Record Date, one subscription right for every one share of our Common Stock held by or issuable to you at that time. If all Eligible Holders exercise their Subscription Rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 19,531,250 shares of Class B Common Stock. In the Backstop Private Placement, the Standby Purchaser has agreed to purchase any shares of Class B Common Stock that remain unsubscribed in the Rights Offering.

You may exercise all or a portion of your Subscription Rights or you may choose not to exercise any of your Subscription Rights at all.
Eligible Holders	The Eligible Holders consist of the holders of the following securities of the Company as of the record date: • Class A Common Stock; • Class B Common Stock; and • Public Warrants.
Subscription Price

The Subscription Price is $1.28 per share, payable in cash. Our board of directors set the Subscription Price at a level which, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by Eligible Holders of the Company in the rights offering. The board determined that a 25% discount to the trailing twenty day average closing price of the Class B Common Stock on the NYSE was sufficient for that purpose. In addition, in setting the Subscription Price, the board, with the advice and input of management of the Company, considered a number of factors, including: alternatives available for raising capital, taking into account NYSE listing standards and other applicable regulations, the likely cost of capital from other sources and general conditions of the securities markets, historical and current trading prices for our Class B Common Stock, our contractual obligations, our need for liquidity and capital, and the levels of dilution to be experienced by non-participating stockholders and holders of rights to purchase our common stock as a result of the Rights Offering.

Record Date	5:00 p.m., Eastern time, on May 9, 2025.
Subscription Period

The Subscription Rights may be exercised at any time during the subscription period, which will commence on May 13, 2025, and will expire at 5:00 p.m., Eastern time, on May 29, 2025, unless we extend such period. We will extend the duration of the Rights Offering as required by applicable law and may choose to extend the Rights Offering if we decide that changes in the market price of our Class B Common Stock warrant an extension or if we decide that the degree of participation in the Rights Offering by Eligible Stockholders is less than the level we desire. Subscription rights that are not exercised by the Expiration Time will expire and will have no value.

No Fractional Shares

No fractional shares of Class B Common Stock will be issued upon the exercise of any Subscription Rights. Instead, we will round down the aggregate number of shares of Class B Common Stock you are entitled to receive to the nearest whole number. Therefore, you will not be able to exercise Subscription Rights for any amount other than a whole number of Shares

Over-Subscription Rights	None.
Use of Proceeds

Assuming that, upon consummation of the Rights Offering Transactions, all shares of Class B Common Stock offered in such transactions are sold, we expect to receive aggregate gross proceeds of $25 million. The net proceeds from the rights offering will be used to fund the Company’s clinical and other development efforts and for general corporate purposes, which may include, among other things, working capital, capital expenditures, other corporate expenses and investments in, or acquisitions of, products, technologies or businesses. The net proceeds are likely to be used on our lead product candidate, Trappsol® Cyclo™, depending on the developments related to the clinical trial success.

See “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from the Rights Offering Transactions.
Procedures for Exercising Subscription Rights

To exercise your Subscription Rights, you must complete the rights certificate and deliver the certificate to the subscription agent before the Expiration Time. Your subscription must include full payment of the aggregate Subscription Price due upon exercise.

You are solely responsible for completing delivery to the subscription agent of your rights certificate and payment of your aggregate Subscription Price. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate Subscription Price to the subscription agent so that the subscription agent receives them prior to the Expiration Time.

We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.

See “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Method of Payment” in this prospectus for more information.

Brokerage Account Stockholders

If you hold Eligible Securities through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer, or other nominee to notify you of the Rights Offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer, or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer, or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer, or other nominee with the other Rights Offering materials. You should contact your custodian bank, broker, dealer, or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

Fees and Expenses

We are not charging any fee or sales commission to issue Subscription Rights to you or to sell shares of Class B Common Stock to you if you exercise your Subscription Rights (other than the Subscription Price). If you exercise your Subscription Rights through a custodian bank, broker, dealer, or other nominee, you are responsible for paying any fees your nominee may charge you.

No Revocation of Exercise by Stockholders	All exercises of Subscription Rights are irrevocable.
Escrow of Funds	The Subscription Agent will hold the funds we receive from subscribers until we complete or terminate the Rights Offering.
Backstop Commitment

Under the Standby Purchase Agreement, we agreed to sell to the Standby Purchaser, and the Standby Purchaser agreed to purchase from us, all shares offered for sale in the Rights Offering that remain unsubscribed at the Expiration Time. In particular, the Standby Purchase Agreement provides that, within two business days after the closing of the Rights Offering, the Standby Purchaser will purchase from the Company in the Backstop Private Placement any such unsubscribed shares of Class B Common Stock for the same per share Subscription Price payable by the Eligible Stockholders electing to exercise their Subscription Rights in the Rights Offering. The Standby Purchaser is not entitled to receive a fee for the commitment made by him under the standby purchase agreement. He is, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to the Standby Purchaser.

Director and Executive Officer Participation

Certain of our directors and executive officers (in addition to the Standby Purchaser), who owned shares of Class B Common Stock as of the record date, have indicated that they intend to participate in the Rights Offering and exercise all or a portion of their Subscription Rights. Pursuant to these indications of interest to participate, we expect that our directors and executive officers will purchase an aggregate of at least 155,766 shares of Class B Common Stock in the Rights Offering.

Ownership Interests of Standby Purchaser

As a result of the Rights Offering Transactions, the ownership interests of the Standby Purchaser in the Company is likely to increase. If all of the Eligible Stockholders exercise their Subscription Rights in full, the ownership interests of the Standby Purchaser in the Company will remain the same, with the Standby Purchaser continuing to beneficially own 4.9% of our Class B Common Stock including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis). On the other hand, if none of the Eligible Stockholders (other than the Standby Purchaser and our other executive officers and directors who have indicated that they intend to participate in the Rights Offering) exercise their Subscription Rights, the Standby Purchaser will beneficially own approximately 40.6% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis) after the Rights Offering Transactions (assuming no additional shares of Class B Common Stock are issued by us prior to the closing of the Rights Offering).

No “Going Private” Transaction

The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act.

No Obligation to Participate in the Rights Offering

You are under no obligation to exercise your Subscription Rights to subscribe for any shares of Class B Common Stock in the Rights Offering. If you choose not to participate in the Rights Offering, you do not have to take any special action to decline to participate.

Transferability of Subscription Rights	The Subscription Rights are not transferable.
Amendment or Cancellation

We may amend the terms of the Rights Offering or terminate or withdraw the Rights Offering at any time prior to the Expiration Time and for any reason. Any amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time.

No Recommendation

Our board of directors is not making any recommendation regarding your exercise of Subscription Rights in the Rights Offering or the sale or transfer of the underlying shares of Class B Common Stock. Further, we have not authorized anyone to make any recommendation.

Market for Class B Common Stock	Our Class B Common Stock trades on the NYSE under the symbol “RFL.”
Shares of Class B Common Stock Outstanding

31,246,428 shares of Class B Common Stock were issued and outstanding as of May 6, 2025.

Assuming that, upon consummation of the Rights Offering Transactions, all shares of Class B Common Stock offered in such transactions are sold, 50,778, 678 shares of Class B Common Stock will be outstanding after giving effect to such transactions.

Risk Factors

You should carefully read the section entitled “Risk Factors” beginning at page 9 before you make a decision as to the exercise of your Subscription Rights. See also “Where You Can Find Additional Information” on page 38.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, we intend to take the position that you should not recognize taxable income as a result of the distribution or exercise of your Subscription Rights in the Rights Offering. However, there is a lack of authority addressing the application of the Internal Revenue Code of 1986 (the “Code”) to distributions of Subscription Rights. As a result, it is possible that your receipt of Subscription Rights could be treated as a taxable distribution. See “Risk Factors — The receipt of Subscription Rights may be treated as a taxable distribution to you” and “Material U.S. Federal Income Tax Consequences” in this prospectus for more information. You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of the Rights Offering applicable to your own tax situation.

Subscription Agent	Equiniti Trust Company LLC
Information Agent

Questions regarding the Rights Offering should be directed to the information agent, D.F. King & Co., Inc. at:

48 Wall Street, 22nd Floor

New York, NY 10005

Toll-Free Number: (800) 992-3086

Email: rfl@dfking.com

RISK FACTORS

Exercising your Subscription Rights to purchase shares of our Class B Common Stock in this Rights Offering involves a high degree of risk. Before you decide to exercise your Subscription Rights and invest in such shares, you should carefully consider the risks and uncertainties described below and those described in the filings we make with the SEC from time to time that are incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” in (i) our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other reports and documents that we have filed or will file with the SEC after the date of this prospectus which are incorporated by reference herein; and (ii) Cyclo’s most recent Annual Report on Form 10-K, as revised or supplemented by Cyclo’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K.

Our business, financial condition, and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.    In any such case, the trading price of our Class B Common Stock could fall, and you may lose all or part of the money you paid to exercise your Subscription Rights and buy our shares.

Risks Related to the Rights Offering

The Backstop Private Placement may be delayed or not occur at all for a variety of reasons, including the possibility that the Standby Purchase Agreement is terminated prior to the completion of the Rights Offering.

The obligations of the Standby Purchaser to purchase shares of our Class B Common Stock pursuant to the Standby Purchase Agreement and to consummate the Backstop Private Placement are subject to certain customary conditions. In particular, the obligations of Standby Purchaser are subject to the following conditions:

•        the completion of the Rights Offering;

•        the absence of any judgment, injunction, decree, regulatory proceeding, or other legal restraint prohibiting or rendering illegal the consummation of the Backstop Private Placement;

•        no suspension in trading of the Class B Common Stock having occurred on the NYSE;

•        the accuracy of the representations and warranties of the Company made in the Standby Purchase Agreement (subject to certain customary exceptions); and

•        material compliance by the Company with its covenants under the Standby Purchase Agreement.

The Standby Purchase Agreement also contains customary termination rights for the Company and the Standby Purchaser. In particular, the Standby Purchase Agreement may be terminated by mutual written consent of parties. In addition, the Standby Purchaser may terminate the Standby Purchase Agreement:

•        upon a suspension of trading of Class B Common Stock by the NYSE, a suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States;

•        if the Company materially breaches its obligations under the Standby Purchase Agreement and such breach is not cured within ten business days following written notice; or

•        if the Rights Offering has not been consummated by June 12, 2025.

Similarly, the Company may terminate the Standby Purchase Agreement:

•        if the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the Rights Offering;

•        if the Rights Offering Transactions are prohibited by applicable law, rules, or regulations; or

•        if the Standby Purchaser materially breaches his or its obligations under the Standby Purchase Agreement and such breach is not cured within ten business days following written notice.

Therefore, the Backstop Private Placement may not be completed or may not be completed as quickly as expected. Failure to complete the Backstop Private Placement could adversely affect our business and the market price of our Class B Common Stock in a number of ways, including each of the following: the market price of our Class B Common Stock may decline as a result of the fact that the Company does not have any assurance that it can raise equity capital pursuant to the Backstop Private Placement; we have incurred, and will continue to incur, significant expenses for professional services in connection with the Rights Offering Transactions for which we will have received little or no benefit if such transactions are not consummated; and a failure of the Backstop Private Placement to be completed may result in negative publicity and/or give a negative impression of us in the investment community or business community generally.

We have invested and will continue to invest significant time, attention, and resources, and incur significant expenses, in connection with the Rights Offering Transactions. These investments and expenses may not return adequate value if the Rights Offering Transactions are ultimately not consummated or are unsuccessful.

We estimate that we will incur approximately $74,000 in legal, and other expenses in connection with the Rights Offering Transactions. We will incur most, if not all, of these expenses even if the Rights Offering is not commenced, the Rights Offering is not ultimately consummated or is unsuccessful, or the sale of shares of Class B Common Stock pursuant to the Standby Purchase Agreement is unsuccessful. If we are unable to sell a sufficient number of shares of Class B Common Stock in the Rights Offering or pursuant to the Standby Purchase Agreement, the reduction in proceeds of these transactions may result in our offering-related expenses exceeding the proceeds we receive or alternatively, the proceeds may be insufficient to meet our objectives.

Furthermore, preparations for the Rights Offering Transactions have been time-consuming and a diversion of management’s attention and resources. If the Rights Offering Transactions are ultimately not consummated or are otherwise unsuccessful, we could suffer an adverse impact on our reputation, might have lost opportunities to pursue certain other financing alternatives, and will need to seek other capital raising alternatives.

The Subscription Price determined for the Rights Offering and the purchase price under the Standby Purchase Agreement may not be indicative of the fair value of our Class B Common Stock.

The Subscription Price of $1.28 was established by our board of directors at a level which, which, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by Eligible Stockholders of the Company in the rights offering. The board determined that a 25% discount to the trailing twenty day average closing price of the Class B Common Stock on the NYSE was sufficient. In addition, in setting the Subscription Price, the board, with the advice and input of management of the Company, considered a number of factors, including: alternatives available for raising capital, taking into account NYSE listing standards and other applicable regulations, the likely cost of capital from other sources and general conditions of the securities markets, historical and current trading prices for our Class B Common Stock, our contractual obligations, our need for liquidity and capital, and the levels of dilution to be experienced by non-participating stockholders and holders of rights to purchase our Common Stock as a result of the Rights Offering. The Subscription Price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for fair value, or to the market price of our Class B Common Stock.

Further, the market price of our Class B Common Stock could decline during or after the Rights Offering, and you may not be able to sell shares of our Class B Common Stock purchased in the Rights Offering at a price equal to or greater than the price you paid, or at all. We do not intend to change the Subscription Price or the terms of the securities in response to fluctuations in the trading price of shares of our Class B Common Stock, if any, prior to the closing of the Rights Offering.

Whether or not you exercise your Subscription Rights to purchase shares of Class B Common Stock in this Rights Offering, you may suffer immediate dilution of your investment.

Up to a maximum of 19,531,250 shares of Class B Common Stock are issuable pursuant to the Rights Offering Transactions. Accordingly, if you do not exercise your Subscription Rights in full, your interest in us will be significantly diluted upon completion of the Rights Offering Transactions. In addition, if you do exercise your Subscription Rights and the Subscription Price is less than the fair value of our Class B Common Stock, you would experience immediate dilution of the value of your subscription shares relative to what your value would have been had our Class B Common Stock been issued at fair value. This dilution could be substantial.

See “Dilution” in this prospectus for more information on the dilution that you will experience immediately after this Rights Offering.

The Rights Offering may cause the price of our Class B Common Stock to decline.

The Rights Offering and its terms, including the Subscription Price, together with the number of shares of Class B Common Stock we could issue if the Rights Offering Transactions are completed, may result in a decrease in the trading price of our Class B Common Stock. Any decrease in the trading price of our Class B Common Stock may occur before the expiration of the Rights Offering and continue after consummation of the Rights Offering. If you exercise your Subscription Rights, and, afterwards, the trading price of our Class B Common Stock decreases below the $1.28 per share Subscription Price, you will have committed to buying shares of our Class B Common Stock at a price above the prevailing trading price and could have an immediate unrealized loss. There can be no assurances that the trading price of our Class B Common Stock will equal or exceed the Subscription Price at the time of exercise or at the expiration of the Subscription Rights offering period or thereafter.

Further, if the holders of the shares received upon exercise of the Subscription Rights choose to sell some or all of their shares, the resulting sales could also depress the trading price of our Class B Common Stock. Accordingly, you may be able to purchase our shares of Class B Common Stock on the open market at a price below the Subscription Price.

We reserve the right to cancel, terminate, amend, or extend the Rights Offering at any time prior to the Expiration Time. If we terminate the Rights Offering, neither we, the subscription agent, your broker, nor any other party will have any obligation to you, except to return any payment of the Subscription Price you have made, which will not accrue interest.

We may, in our sole discretion, decide not to proceed with the Rights Offering or amend or terminate the Rights Offering at any time prior to the expiration rime and for any reason. The terms of the Rights Offering cannot be modified or amended after the Expiration Time, as may be extended from time to time.

You will not earn any interest on any payment of the Subscription Price you have made while it is being held by the subscription agent pending the closing of the Rights Offering, even if we amend the terms of the Rights Offering to extend the subscription period. If we cancel the Rights Offering, neither we nor the subscription agent will have any obligation with respect to the Subscription Rights, except to return to you, without interest or penalty, any payment of the Subscription Price that you have made.

If you do not act promptly and follow the subscription instructions, your exercise of Subscription Rights may be rejected.

Eligible Holders who desire to purchase shares of our Class B Common Stock in this Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or before the Expiration Time. If you are a beneficial owner of Eligible Securities, you must act promptly to ensure that your custodian bank, broker, dealer, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent at or before the Expiration Time. We will not be responsible if your custodian bank, broker, dealer, or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent at or before the Expiration Time. Furthermore, if you are an Eligible Stockholder and you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this Rights Offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not revoke your decision to exercise your Subscription Rights to purchase securities in the Rights Offering after you send us your rights certificate.

If you exercise your Subscription Rights to purchase shares of Class B Common Stock in the Rights Offering and then change your mind, you may not revoke or change the amount of your exercise after you send in your required documents and payment, even if you subsequently learn information about us, our business, financial position, results of operations, and cash flows, or the Rights Offering, Standby Purchase Agreement, Backstop Private Placement, and related transactions that is material or adverse or that you otherwise consider to be unfavorable.

The Subscription Rights to purchase shares of Class B Common Stock in the Rights Offering are not transferable, and there is no market for the Subscription Rights.

The Subscription Rights to purchase shares of Class B Common Stock in the Rights Offering are not transferable. You may not sell, transfer, or assign your Subscription Rights to anyone else. Because the Subscription Rights are not transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights. You must exercise (or cause your custodian bank, broker, dealer, or other nominee to exercise) your Subscription Rights and acquire the securities issuable thereunder, and such securities must appreciate in value, for you to potentially realize any value from your Subscription Rights.

You will not be able to resell any shares of our Class B Common Stock that you may receive pursuant to the exercise of Subscription Rights immediately upon the Expiration Time.

If you exercise your Subscription Rights, you may not be able to resell the Class B Common Stock purchased by exercising your Subscription Rights until you, or your custodian bank, broker, dealer, or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in respect of the shares you purchased in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, including after all necessary calculations have been completed, there may be a delay between the Expiration Time of the Rights Offering and the time that the shares are issued.

Upon the completion of the Rights Offering Transactions, the Standby Purchaser together with affiliated holders will likely increase his relative position and solidify his control over the Company.

If all of the Eligible Stockholders exercise their Subscription Rights in full, the ownership interests of the Standby Purchaser in the Company will remain the same, with the Standby Purchaser continuing to beneficially own 4.9% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis). On the other hand, if none of the Eligible Stockholders (other than the Standby Purchaser and our other executive officers and directors who have indicated that they intend to participate in the Rights Offering) exercise their Subscription Rights, the Standby Purchaser will beneficially own approximately 40.6% of our Class B Common Stock (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis) after the Rights Offering Transactions (assuming no additional shares of Class B Common Stock are issued by us prior to the closing of the Rights Offering). As a result, the Standby Purchaser’s control of the Company will solidify further.

We are not making a recommendation as to whether you should participate in the Rights Offering.

Our board of directors is not making any recommendation regarding your exercise of Subscription Rights in the Rights Offering. Further, we have not authorized anyone to make any recommendation. Stockholders who exercise Subscription Rights risk investment loss on new money invested. We cannot assure you that the trading price for our Class B Common Stock will be above the Subscription Price at the time of exercise or at the expiration of the Rights Offering period or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your Subscription Rights based on your own assessment of our business and the Rights Offering.

The receipt of Subscription Rights may be treated as a taxable distribution to you.

We believe, and intend to take the position, that the distribution of Subscription Rights to Eligible Holders should be treated, for U.S. federal income tax purposes, as a non-taxable distribution under Section 305(a) of the Code and the Treasury Regulations promulgated thereunder. However, the authorities governing transactions such as the

Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering. Our position regarding the tax-free treatment of the Subscription Rights distribution is not binding on the Internal Revenue Service (the “IRS”) or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the Subscription Rights upon receipt would be taxable to holders of our Common Stock to which the Subscription Right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a non-taxable return of capital to the extent of the holder’s tax basis in the Common Stock and then as capital gain. Each Eligible Holder is urged to consult with his, her, or its own tax advisor regarding the tax consequences of the Rights Offering applicable to such holder’s own tax situation. See “Material U.S. Federal Income Tax Consequences” in this prospectus for more information.

In administering this Rights Offering, we will be relying on statements, representations, and other information provided to us by third parties.

In administering the Rights Offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of Subscription Rights, and other third parties. If these statements or representations are false or inaccurate or if such third parties fail to provide necessary information when required, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this Rights Offering in accordance with the terms and conditions described in this prospectus supplement.

We have discretion in the use of the net proceeds from the Rights Offering Transactions. We may invest or spend such proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Although we currently intend to use the net proceeds from this Rights Offering in the manner described in the section titled “Use of Proceeds” in this prospectus, our management will have discretion in the application of the net proceeds from this Rights Offering.

Our management could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class B Common Stock. Moreover, economic, business, and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our Class B Common Stock to decline. We may invest the net proceeds from this Rights Offering, pending their use, in a manner that does not produce income or that loses value.

USE OF PROCEEDS

Assuming that upon consummation of the Rights Offering Transactions all shares of Class B Common Stock offered in such transactions are sold at the Subscription Price to the Eligible Stockholders or the Standby Purchaser, we expect to receive aggregate gross proceeds of $25 million. After reduction for the anticipated expenses we will incur in connection with the Rights Offering Transactions, we expect to receive net proceeds from such transactions in the amount of approximately $24.9 million. The net proceeds from the rights offering will be used to fund the Company’s clinical and other development efforts and for general corporate purposes, which may include, among other things, working capital, capital expenditures, other corporate expenses and investments in, or acquisitions of, products, technologies or businesses. The net proceeds are likely to be used on our lead product candidate Trappsol® Cyclo™, depending on the developments related to the clinical trial success.

DILUTION

Purchasers of our Class B Common Stock in the Rights Offering will experience immediate dilution to the extent of the difference between the price per share you pay in this Rights Offering and the net tangible book value per share of our Class B Common Stock immediately after the Rights Offering. Our historical net tangible book value as of January 31, 2025, adjusted for changes in net tangible book value as a result of the Merger with Cyclo (as shown in the table below), was $36.1 million, or $1.11 per share (based upon 32,425,253 pro forma shares outstanding, including 24,912,772 shares of our Class A Common Stock and Class B Common Stock outstanding as of January 31, 2025, adjusted to include 7,132,228 shares of Class B Common Stock issued in the Merger with Cyclo and 380,253 shares of Class B Common Stock reserved for purchase under public warrants issued in the Merger with Cyclo that have participation rights in the Rights Offering, and not including pro forma adjustments for individually insignificant share transactions since January 31, 2025). Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our Common Stock outstanding.

After giving effect to the assumed sale in the Rights Offering Transactions of up to 19,531,250 shares of Class B Common Stock at a subscription price of $1.28 per share and after deducting estimated offering expenses payable by us, our as-adjusted pro forma net tangible book value as of January 31, 2025 would have been $61.0 million, or $1.18 per share of Class B Common Stock. This represents an immediate increase in net tangible book value of $0.07 per share to Existing Stockholders and an immediate reduction in net tangible book value of $0.10 per share to the Eligible Stockholders and Standby Purchaser purchasing shares of our Class B Common Stock in the Rights Offering Transactions. The following table illustrates this pro forma per share dilution as of January 31, 2025 (assuming all 19,531,250 shares of our Class B Common Stock are sold in the Rights Offering Transactions at a price of $1.28 per share):

Subscription price per share of Class B Common Stock		$1.28
Net tangible book value per share as of January 31, 2025	$69,201,000
Net decrease in pro forma tangible book value per share as a result of the Merger with Cyclo	(33,077,000)
Increase in net tangible book value per share attributable to the Rights Offering Transactions	25,000,000
Pro forma net tangible book value per share after the Rights Offering Transactions		$1.18
Dilution in net tangible book value per share to purchasers		$0.10

The number of shares of our outstanding Class B Common Stock reflected in the discussion and table above is based on 787,163 shares of Class A Common Stock and 24,125,609 shares of Class B Common Stock outstanding as of January 31, 2025, adjusted to include 7,132,228 shares of Class B Common Stock issued in the Cyclo Merger and 380,253 shares of Class B Common Stock reserved for purchase under public warrants issued in the Merger with Cyclo that have participation rights in the Rights Offering, and excludes:

•        219,687 shares of our Class B Common Stock issuable upon the exercise of outstanding options as of January 31, 2025;

•        567,068 additional shares of our Class B Common Stock available for future issuance as of January 31, 2025, under our 2021 Equity Incentive Plan, as amended;

•        101,487 shares of our Class B Common Stock held by the Company as treasury shares as of January 31, 2025;

•        618,702 shares of our Class B Common Stock issuable upon the exercise of outstanding options, as issued in the Merger with Cyclo; and

•        706,847 shares of our Class B Common Stock reserved for purchase under outstanding warrants, as issued in the Merger with Cyclo.

To the extent that outstanding restricted stock units become vested; new stock options, shares of restricted stock, deferred stock units or other awards are issued under our stock incentive plan; or convertible notes or other convertible interests are issued; existing warrants are exercised in accordance with their terms, or new warrants are issued; or we issue additional shares of Class B Common Stock for any other reason in the future, there could be further dilution to investors participating in this Rights Offering.

DETERMINATION OF THE SUBSCRIPTION PRICE

The board determined the $1.28 per share subscription price, which it believed is at a level that, in its good faith discretion, reflected a sufficient discount from recent trading prices of the Class B common stock to achieve broad based participation by Eligible Stockholders of the Company in the rights offering. The board determined that a 25% discount to the trailing twenty day average closing price of the Class B Common Stock on the NYSE was sufficient. In addition, in setting the Subscription Price, the board, with the advice and input of management of the Company, considered a number of factors, including the following:

•        the historical and current trading prices for our Class B Common Stock;

•        the amount of proceeds desired and anticipated uses of proceeds;

•        alternatives available to us for raising capital and the risk that capital may not be available to us in the future;

•        general economic and industry conditions and conditions in the securities markets;

•        pricing of similar transactions;

•        the liquidity of our Class B Common Stock; and

•        the levels of dilution to be experienced by non-participating stockholders as a result of the Rights Offering.

The subscription price should not be considered an indication of the actual value or future value of the Company or our Class B Common Stock. We cannot assure you that the market price of our Class B Common Stock will not decline during or after this Rights Offering.

THE RIGHTS OFFERING

The following is a description of the terms and conditions of the Rights Offering and assumes, unless specifically provided otherwise, that you are an Eligible Stockholder on the Record Date. If you hold your securities in a brokerage account or through a dealer or other nominee, please refer to “— Method of Exercising Subscription Rights” below.

Before deciding whether to exercise your Subscription Rights, you should carefully read this prospectus in its entirety, including the information set forth under the heading “Risk Factors,” and the information that is incorporated by reference herein.

General

We are conducting the Rights Offering, in which we are distributing to the Eligible Holders, at no charge, non-transferable Subscription Rights to purchase an aggregate of 19,531,250 shares of our Class B Common Stock. The Subscription Rights will be evidenced by Subscription Rights certificates.

The Eligible Holders consist of the holders of the following securities of the Company as of the record date:

•        Class A Common Stock;

•        Class B Common Stock; and

•        Public Warrants

You will receive one subscription right for each whole share of our Class A Common Stock, Class B Common Stock or for each share of Class B Common Stock that a Warrant holder’s Public Warrants entitle him/her/it to purchase held by you as of the close of business on May 9, 2025, which is the record date. Each Subscription Right entitles you to purchase 0.603 of a share of Class B Common Stock at a Subscription Price of $1.28 per share. If all Eligible Holders exercise their Subscription Rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 19,531,250 shares of Class B Common Stock.

You may purchase only whole shares of Class B Common Stock in the Rights Offering. We will not issue fractional shares of Class B Common Stock upon the exercise of any Subscription Rights distributed in this offering.

The Subscription Rights may be exercised at any time during the Rights Offering subscription period, which will commence on May 13, 2025, and will expire at 5:00 p.m., Eastern time, on May 29, 2025, unless we extend such period. You may exercise some, all, or none of your Subscription Rights.

The Rights Offering is fully backstopped by the Standby Purchaser, who is Howard Jonas, the Company’s Executive Chairman, Chairman of the Board and controlling stockholder, pursuant to the Standby Purchase Agreement. Mr. Jonas currently beneficially owns shares of Class B Common Stock representing approximately 4.9% of the outstanding shares of such class (including 787,163 shares of Class A Common Stock that is convertible into Class B Common Stock on a 1:1 basis). Within two business days after the closing of the Rights Offering, the Company will sell to the Standby Purchaser, and the Standby Purchaser will purchase, all shares of Class B Common Stock offered for sale by the Company that were not purchased in the Rights Offering.

Background of and Reasons for the Rights Offering

Our board of directors unanimously approved the Rights Offering, after considering various alternatives to meet our liquidity, financial flexibility, and capital needs and concluding that the Rights Offering was the appropriate alternative for the Company to pursue at this time. In reaching its determination, our board of directors considered, among other things, the potential dilution in the ownership percentages of holders of our Class B Common Stock who elect not to participate in the Rights Offering.

Participation of Our Directors and Executive Officers

Our directors and executive officers who own Eligible Securities are permitted, but are not required (except, in the case of Mr. Jonas, for his obligation to participate in the Backstop Private Placement), to participate in the Rights Offering on the same terms and conditions applicable to all Eligible Holders. Any such director or executive officer who subscribes for shares of Class B Common Stock in the Rights Offering will pay $1.28 per share of Class B Common Stock, the same Subscription Price payable by all other Eligible Stockholders who exercise their Subscription Rights in the Rights Offering.

Certain of our directors and executive officers (in addition to the Standby Purchaser), who owned Class B Common Stock as of the record date, have indicated that they intend to exercise all or a portion of the Subscription Rights they receive in the Rights Offering. Pursuant to these indications of interest to participate, we anticipate that our directors and executive officers would purchase an aggregate of at least 155,766 shares of Class B Common Stock in the Rights Offering.

Subscription Price

The Subscription Price per share of Class B Common Stock will be $1.28. Subscribers must fund their subscriptions at the Subscription Price.

In determining the Subscription Price, the board of directors, with the advice and input of management, considered a number of factors, including: the historical and current trading prices for our Class B Common Stock, the amount of proceeds desired and anticipated uses of proceeds, alternatives available to us for raising capital and the risk that capital may not be available to us in the future, general economic and industry conditions and conditions in the securities markets, pricing of similar transactions;, the liquidity of our Class B Common Stock, and the levels of dilution to be experienced by non-participating stockholders as a result of the Rights Offering. The Subscription Price is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of the Class B Common Stock to be offered in the Rights Offering. You should not consider the Subscription Price as an indication of value of the Company or our Class B Common Stock. The market price of our Class B Common Stock may decline during or after the Rights Offering, including below the Subscription Price for the Common Stock. You should obtain a current quote of our Class B Common Stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.

Expiration of the Rights Offering; Extension; Termination

You may exercise your Subscription Rights at any time prior to the Expiration Time, which is currently at 5:00 p.m., Eastern time, on May 29, 2025. If you do not exercise your Subscription Rights before the Expiration Time, your Subscription Rights will expire and will have no value. We will not be required to sell shares of Class B Common Stock to you if the subscription agent receives your Subscription Rights certificate or payment after the Expiration Time, regardless of when you sent the Subscription Rights certificate and payment.

We may, in our sole discretion, extend the time for exercising the Subscription Rights at any time after the record date and before the Expiration Time. If the commencement of the Rights Offering is delayed for a period of time, the Expiration Time may be similarly extended. In addition, we will extend the duration of the Rights Offering as required by applicable law and may choose to extend the duration of the Rights Offering for any reason. We may extend the Expiration Time by giving oral or written notice to the subscription agent on or before the scheduled Expiration Time. If we elect to extend the Expiration Time, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced Expiration Time.

We reserve the right, in our sole discretion, to amend or modify the terms of the Rights Offering. We also reserve the right to terminate the Rights Offering at any time prior to the Expiration Time for any reason. See “Conditions to the Rights Offering; Termination” below for more information.

Conditions to the Rights Offering; Termination

Our board of directors may terminate the Rights Offering at any time prior to the Expiration Time for any reason. In addition, we may terminate the Rights Offering, in whole or in part, if at any time before completion of the Rights Offering there is any judgment, order, decree, injunction, statute, law, or regulation entered, enacted, amended, or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur. If we terminate the Rights Offering, in whole or in part, all affected Subscription Rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest on or deduction from any payments refunded, as soon as practicable.

Exercise of Subscription Rights

To exercise your Subscription Rights, you must complete the rights certificate and deliver the certificate to the subscription agent before the Expiration Time. Your subscription must include full payment of the aggregate Subscription Price due upon exercise. You are solely responsible for completing delivery to the subscription agent of your rights certificate and payment of your aggregate Subscription Price.

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of whole shares of Class B Common Stock that may be exercised with the aggregate Subscription Price payment you delivered to the subscription agent. If your aggregate Subscription Price payment is greater than the amount you owe for exercise of your subscription right in full, the subscription agent will return the excess payment in the form in which it was made. You will not receive any interest on nor any deduction from any payments that are refunded to you.

We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified.

Method of Exercising Subscription Rights

Additional information regarding the exercise of Subscription Rights is as follows:

Subscription by Registered Holders

Each Eligible Stockholder who is a registered holder of our Class A Common Stock, Class B Common Stock or Public Warrants as of the Record Date may exercise its subscription right by properly completing and executing the Subscription Rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the Subscription Price for each share of Common Stock for which it subscribes, to the subscription agent at the address set forth under the subsection titled “— Delivery of Subscription Materials and Payment” prior to the Expiration Time.

Subscription by DTC Participants

A bank, trust company, securities dealer, broker, or other nominee that holds shares of our Class B Common Stock on the record date as a nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s subscription right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such nominee may exercise the subscription right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of Subscription Rights exercised by the beneficial owner on whose behalf such nominee is acting, and (2) instructing DTC to charge the nominee’s applicable DTC account for the subscription payment for the new shares of Class B Common Stock to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new shares of Class B Common Stock before the Expiration Time.

Subscription by Beneficial Owners

Eligible Stockholders who are beneficial owners of shares of our Class B Common Stock as of the record date and whose shares are registered in the name of a custodian bank, broker, dealer, or other nominee, or would prefer to have an institution conduct the transaction relating to the Subscription Rights on their behalf, should instruct their custodian bank, broker, dealer, or other nominee or institution to exercise their Subscription Rights and deliver all documents and payment, on their behalf, prior to the Expiration Time. An Eligible Stockholder’s Subscription Rights

will not be considered exercised unless the subscription agent receives on a timely from such eligible stockholder or its custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and the full Subscription Price payment.

Method of Payment

You must timely pay the full Subscription Price, in U.S. currency, for the full number of shares of Class B Common Stock at the Subscription Price you wish to acquire pursuant to the exercise of your Subscription Rights (including any over-Subscription Rights) by delivering:

•        a wire transfer of immediately available funds to accounts maintained by the subscription agent (acting as Subscription Agent for Rafael Holdings, Inc.); or

•        certified check, bank draft or cashier’s check, drawn upon a U.S. bank payable to “Equiniti Trust Company, LLC (acting as Subscription Agent for Rafael Holdings, Inc.)”.

Subscription rights certificates received on or after the Expiration Time will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest on or deduction from any payments refunded.

The subscription agent will be deemed to receive payment upon:

•        receipt of collected funds wired in the subscription agent’s account; or

•        receipt by the subscription agent of a certified check, bank draft or cashier’s check drawn upon a U.S. bank.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the Subscription Rights certificate carefully and strictly follow it. Do not send Subscription Rights certificates or payments of Subscription Price to the Company. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed Subscription Rights certificate and payment of the full Subscription Price. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of Subscription Rights certificates and full payment of the Subscription Price to the subscription agent will be at the risk of the holders of Subscription Rights, but, if sent by mail, we recommend that you the Subscription Rights certificates and payments be sent by registered mail, postage prepaid, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the Expiration Time.

Subscription Agent

The subscription agent for the Rights Offering is Equiniti Trust Company, LLC. We will pay all of their fees and expenses related to the Rights Offering and have also agreed to indemnify them from certain liabilities that it may incur in connection with the Rights Offering.

Delivery of Subscription Materials and Payment

You should deliver your subscription documents, Subscription Rights certificate, and payment of the Subscription Price, as provided herein, or, if applicable, nominee holder certifications, to the Subscription Agent by first class mail or overnight delivery as follows:

First Class Mail:
Equiniti Trust LLC
55 Challenger Rd
Ridgefield Park, NY 07660
Suite # 200
Corp Actions

Overnight Delivery:
Equiniti Trust LLC
55 Challenger Rd
Ridgefield Park, NY 07660
Suite # 200
Corp Actions

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your Subscription Rights. You should direct any questions or requests for assistance concerning the method of subscribing for shares of Class B Common Stock or for additional copies of this prospectus to the information agent, by phone, e-mail, or mail as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Toll-Free Number: (800) 992-3086

Email: rfl@dfking.com

Funding Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of Class B Common Stock in a segregated account pending completion of the Rights Offering. The subscription agent will hold this money until the Rights Offering is completed or is withdrawn or terminated. If the Rights Offering is terminated for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest on or deduction from any payments refunded, as soon as practicable.

No Guaranteed Delivery Period

There is no guaranteed delivery period in connection with the Rights Offering, so you must ensure that you properly complete all required steps prior to the Expiration Time, unless we decide to extend the Rights Offering to some later time or terminate it earlier.

Notice to Beneficial Holders

If you are a broker, a trustee, or a depositary for securities who holds shares of our Class B Common Stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their Subscription Rights. You should obtain instructions from the beneficial owners with respect to their Subscription Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate Subscription Rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our Class B Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of Subscription Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Class B Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Class B Common Stock or will receive Subscription Rights through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer, or other nominee to notify you of the Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your custodian bank, broker, dealer, or other nominee act for you. If you hold shares of our Class B Common Stock directly under your name in stock certificate(s) or in book-entry or uncertificated form, but would prefer to have your custodian bank, broker, dealer, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Time by which you must provide it with your instructions to exercise your Subscription Rights and payment for your shares.

To indicate your decision with respect to your Subscription Rights, you should complete and return to your custodian bank, broker, dealer, or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer, or other nominee with the other Rights Offering materials. If you wish to obtain a separate Subscription Rights certificate, you should contact the nominee as soon as possible and request that a separate Subscription Rights certificate be issued to you. You should contact your custodian bank, broker, dealer, or other nominee if you do not receive this form but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer, or nominee or if you receive it without sufficient time to respond.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Subscription Rights and any such determination made by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your Subscription Rights because of any defect or irregularity. We will not accept any exercise of Subscription Rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional, or contingent subscriptions or directions. Our interpretations of the terms and conditions of the Rights Offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of Subscription Rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form.

We will also not accept the exercise of your Subscription Rights if our sale of Class B Common Stock to you could be deemed unlawful under applicable law. A subscription will be considered accepted, subject to our right to cancel the Rights Offering, only when a properly completed and duly executed Subscription Rights certificate and any other required documents and payment of the full Subscription Price have been received by the subscription agent and any defects or irregularities therein waived by us.

No Revocation or Change

Once you submit the form of Subscription Rights certificate to exercise any Subscription Rights, you may not revoke, cancel or change your exercise or request a refund of monies paid. All exercises of Subscription Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase additional shares of Common Stock at the Subscription Price.

Non-Listing of the Subscription Rights

The Subscription Rights will not be listed for trading on any stock exchange or market. Therefore, there will be no public market for the Subscription Rights. However, the shares of our Class B Common Stock issued upon the exercise of the Subscription Rights will remain listed on the NYSE under the symbol “RFL.”

Issuance of Common Stock

All shares of our Class B Common Stock that you purchase in the Rights Offering will be issued in book-entry or uncertificated form, meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares of Class B Common Stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the shares of Class B Common Stock you purchased in the Rights Offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares of Class B Common Stock you may have elected to purchase by exercise of your Subscription Rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a holder of the shares of our Class B Common Stock issuable in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our Class B Common Stock purchased in the Rights Offering. You will have no right to revoke your subscriptions after you deliver your completed Subscription Rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.

Non-U.S. Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The Subscription Agent will not mail Subscription Rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent in writing or by recorded telephone conversation no later than five business days prior to the Expiration Time. The Company will determine whether the Rights Offering may be made to any such record date stockholder. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board of Directors Recommendation

An investment in the Company’s Class B Common Stock must be made according to your evaluation of your own best interests and after considering all of the information or incorporated by reference herein, especially the “Risk Factors” section of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your Subscription Rights.

Shares Outstanding After the Rights Offering

Assuming that all shares of Class B Common Stock offered in the Rights Offering will be sold at the Subscription Price to the stockholders as of the Record Date, we will issue 19,531,250 shares of Class B Common Stock. In that case, assuming no additional shares of Class B Common Stock are issued by us prior to closing of the Rights Offering, we will have approximately 50,777,678 shares of Class B Common Stock outstanding after the Rights Offering. This would represent an increase of approximately 54% in the number of outstanding shares of Class B Common Stock.

The issuance of shares of our Class B Common Stock in the Rights Offering will dilute, and thereby reduce, your proportionate ownership in our shares of Class B Common Stock, unless you fully exercise your Subscription Rights. In addition, the issuance of our Common Stock at a Subscription Price that is less than the market price as of the record date will likely reduce the price per share of our Common Stock held by you prior to the Rights Offering.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to Eligible Holders for exercising their rights. However, if you exercise your Subscription Rights through a custodian bank, broker, dealer, or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer, or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your Subscription Rights or requests for additional copies of this prospectus or any document mentioned herein, you should contact the information agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

No “Going Private” Transaction

The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus, the Company’s Class B Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act. The Company intends for its Class B Common Stock to remain listed on Nasdaq following completion of the Rights Offering.

Other Matters

The Company is not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor is the Company distributing or accepting any offers to purchase any of our securities from Eligible Holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the Subscription Rights. The Company may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, the Company also has the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your Subscription Rights in order to comply with state securities laws. The Company may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights you will not be eligible to participate in the Rights Offering.

THE STANDBY PURCHASE AGREEMENT

On May 6, 2025, the Company entered into the Standby Purchase Agreement with the Standby Purchaser. The Standby Purchase Agreement provides that, among other things:

•        The Company agreed to conduct the Rights Offering on the terms described in this Prospectus Supplement;

•        The Standby Purchaser agreed that, within ten days after the closing of the Rights Offering, he would (or would cause one or more affiliated purchasers to) purchase from the Company in the Backstop Private Placement any shares of Class B Common Stock included in the Rights Offering that were not subscribed for and purchased by Eligible Holders at the same per share Subscription Price that payable by Eligible Holders who elected to exercise their Subscription Rights in the Rights Offering.

The Standby Purchaser is not entitled to receive a fee for the commitment made by him under the Standby Purchase Agreement. He is, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the Standby Purchase Agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel to the Standby Purchaser.

The Standby Purchase Agreement contains customary representations from the Company and the Standby Purchaser. It also contains customary covenants on the part of the parties, including, but not limited to, covenants relating to the Rights Offering being completed in accordance with the terms and conditions of the Standby Purchase Agreement and this Prospectus Supplement, the listing of the Class B Common Stock sold to the Standby Purchaser on the NYSE, public announcements, and indemnification. Under the Standby Purchase Agreement, the Standby Purchaser acknowledged that any shares of Class B Common Stock sold to him have not been registered under the Securities Act and may not be sold absent registration or an available exemption. The Standby Purchase Agreement does not provide any registration rights to the Standby Purchaser in respect of any Backstop Securities that may be sold to him.

The obligations of the parties to the Standby Purchase Agreement to consummate the Backstop Private Placement are subject to certain customary conditions. In particular, the obligations of each party to the Standby Purchase Agreement to consummate the Backstop Private Placement are subject to the following conditions:

•        the completion of the Rights Offering;

•        the absence of any judgment, injunction, decree, regulatory proceeding, or other legal restraint prohibiting or rendering illegal the consummation of the Backstop Private Placement;

•        no suspension in trading of the Class B Common Stock having occurred on the NYSE;

•        the accuracy of the representations and warranties of the other party or parties made in the Standby Purchase Agreement (subject to certain customary exceptions); and

•        material compliance by the other party with its covenants under the Standby Purchase Agreement.

The Standby Purchase Agreement also contains customary termination rights for the Company and the Standby Purchaser. In particular, the Standby Purchase Agreement may be terminated by mutual written consent of parties. In addition, the Standby Purchaser may terminate the Standby Purchase Agreement:

•        upon a suspension of trading of Class B Common Stock by the NYSE, a suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States;

•        if the Company materially breaches its obligations under the Standby Purchase Agreement and such breach is not cured within ten business days following written notice; or

•        if the Rights Offering has not been consummated by June 12, 2025.

Similarly, the Company may terminate the Standby Purchase Agreement:

•        if the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the Rights Offering;

•        if the Rights Offering transactions are prohibited by applicable law, rules, or regulations; or

•        if the Standby Purchaser materially breaches his or its obligations under the Standby Purchase Agreement and such breach is not cured within ten business days following written notice.

This information regarding the Standby Purchase Agreement has been included to provide investors and Eligible Holders with information regarding its terms. It is not intended to provide any other factual information about us, the Standby Purchaser, or his respective subsidiaries and affiliates. Moreover, certain representations and warranties in the Standby Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between us, on the one hand, and its counterparty, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Standby Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about us, the Standby Purchaser, or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Standby Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. The foregoing summary of the material terms of the Standby Purchase Agreement is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Standby Purchase Agreement, a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 6, 2025 and is incorporated herein by reference. We urge you to carefully read the entire document.

DESCRIPTION OF RAFAEL CAPITAL STOCK

Our authorized capital stock consists of (i) 35 million shares of Class A common stock, (ii) 200 million shares of Class B common stock, and (iii) 10 million shares of Preferred Stock.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to three votes for each share on all matters to be voted on by the stockholders. Holders of our Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Each share of our Class A common stock may be converted, at any time and at the option of the holder, and automatically converts upon transfers to unaffiliated parties, into one fully paid and non-assessable share of our Class B common stock.

As of May 6, 2025, there were 787,163 of our shares of Class A common stock outstanding.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one tenth of one vote for each share on all matters to be voted on by the stockholders. Holders of our Class B common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.

As of May 6, 2025, there were 31,246,428 shares of Class B common stock outstanding.

Preferred Stock

The Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

As of May 6, 2025, there were no shares of our preferred stock outstanding.

Anti-Takeover Effects of Our Charter and By-Laws

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

•        acquisition of us by means of a tender offer;

•        acquisition of us by means of a proxy contest or otherwise; or

•        removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Certificate of Incorporation; By-Laws

Our Certificate of Incorporation and By-Laws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock.    The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies.    Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be between two and seventeen. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Disparate Voting Rights.    Holders of shares of our Class A common stock are entitled to three votes for each share and holders of shares of Class B common stock are entitled to one tenth of one vote for each share on all matters to be voted on by the stockholders.

NYSE Listing

Our Class B common stock is listed on the NYSE and trades under the symbol “RFL.”

Warrants

As of May 6, 2025, we had outstanding publicly-traded warrants to purchase an aggregate of 380,253 shares of our common stock (the “Public Warrants”) at an exercise price of $14.19 per share. The Public Warrants were initially issued by Cyclo on December 11, 2020 in connection with its underwritten public offering and, in connection with the merger with Cyclo, were automatically converted to warrants to purchase shares of Rafael’s Class B common stock with the exercise price and number of shares issuable on exercise adjusted as per the exchange ratio used in the merger. The Public Warrants are exercisable at any time during the five years following the date of the original issuance of the warrants to purchase Cyclo common stock, expiring at 5:00 pm EST on December 11, 2025.

The exercise price per whole share of Class B common stock purchasable upon exercise of the Public Warrants is $14.19. The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The holder of a Public Warrant will not be deemed a holder of the underlying Class B common stock until the Public Warrant is exercised. No fractional shares will be issued upon exercise. If a holder would otherwise be entitled to receive a fractional share, the Company will pay cash equal to the product of the fraction multiplied by the exercise price in lieu of issuing a fractional share.

Subject to limited exceptions, a holder of Public Warrants will not have the right to exercise any portion of its Public Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of our outstanding common stock after giving effect to the exercise. In addition, a holder may elect to not have the right to exercise any portion its Public Warrants if the holder would beneficially own more than 4.99% of our outstanding common stock after giving effect to the exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Public Warrants up to 9.99% of our outstanding common stock after giving effect to the exercise.

In the event of a “Fundamental Transaction” by the Company, such as a merger or consolidation of it with and into another company, the sale or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the Company’s common stock with another person or group whereby such person or group acquires more than 50% of the Company’s outstanding common stock, then the Public Warrant holder will have the right to receive, for each share of common stock issuable upon the exercise of the Public Warrant, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the Public Warrant holder had the holder exercised the Public Warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the Public Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common stock, the authorization of a rights offering, the approval of the stock holders required for any proposed reclassification of the common stock, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

The Public Warrants are issued in registered form under a Warrant Agent Agreement between Equiniti Trust Company LLC (in such capacity, “Warrant Agent”) and the Company. Certain of the Public Warrants are represented by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

All questions concerning the construction, validity, enforcement and interpretation of the Public Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

The Public Warrants are traded on The NYSE American under the symbol “RFL-W.”

This summary of the Public Warrants is not complete, and is qualified in its entirety by, the full text of the Form of Public Warrant and Form of Warrant Agency Agreement, which are filed as exhibits to our Registration Statement on Form S-4.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Equiniti Trust Company LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Subscription Rights acquired by Eligible Stockholders in the Rights Offering and the ownership and disposition of shares of our Class B Common Stock received upon exercise of the Subscription Rights.

This summary deals only with Subscription Rights acquired by Eligible Stockholders through the Rights Offering and shares of our Class B Common Stock acquired upon exercise of Subscription Rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax, the Medicare tax on net investment income, and the consequences under Section 451(b) of the Code. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping, or gift taxation).

This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation:

•        insurance companies;

•        real estate investments trusts or regulated investment companies;

•        tax-exempt organizations;

•        government organizations;

•        financial institutions;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        pension plans;

•        persons that acquired our Subscription Rights respect to shares of our Common Stock that were received in connection with employment, or other performance of services;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        owners that hold our Subscription Rights, or shares of Common Stock as part of a straddle, hedge, conversion transaction, synthetic security, or other integrated investment;

•        U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and

•        certain U.S. expatriates and former citizens or residents of the United States.

The discussion below is based upon the provisions of the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt or exercise (or expiration) of Subscription Rights or the acquisition, ownership, and disposition of shares of our Class B Common Stock that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares of our Common Stock or Subscription Rights, or shares of our Class B Common Stock acquired upon exercise of Subscription Rights, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person.

A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner, the U.S. federal income tax treatment of a partner or owner in such partnership generally will depend upon the status of the partner or owner and the activities of the partnership. Holders that are partnerships (and partners or owners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP, AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR CLASS B COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

We believe and intend to take the position that a U.S. Holder’s receipt of Subscription Rights pursuant to the Rights Offerings should be treated as a non-taxable distribution with respect to the holder’s existing shares of Common Stock or Public Warrants for U.S. federal income tax purposes. However, the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including the inclusion of the backstop commitment by Howard Jonas. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” We do not believe the receipt of the Subscription Rights should be treated as a disproportionate distribution, but the rules related to disproportionate distributions are complex. A disproportionate distribution is a distribution or a series of distributions, including a deemed distribution, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. The Treasury Regulations under Section 305 generally treat distributions of cash or non-stock property within 36 months of another distribution as a series of distributions. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our Common Stock or (ii) our options or warrants to acquire Common Stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our Common Stock or (ii) our options or warrants to acquire Common Stock; however, there is no guarantee that we will not make such distributions in the future. The fact that we have outstanding options and warrants could cause, under certain circumstances that cannot currently be predicted (such as a failure to properly adjust the option price in connection with a stock distribution), the receipt of Subscription Rights pursuant to the Rights Offerings to be part of a disproportionate distribution, as contemplated in Code Section 305(b)(2). In addition, if we were to make distributions of cash or non-stock property with respect to: (i) our Common Stock or (ii) our options or warrants to acquire Common Stock within the 36 months following this Rights Offering, such distribution could cause the receipt of Subscription Rights to be treated as part of a disproportionate distribution.

Our position regarding the tax-free treatment of the Subscription Rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Subscription Rights is a “disproportionate distribution” or otherwise, the fair market value of the Subscription Rights as of the time of receipt would be taxable to holders of our Common Stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2025.

The following discussion assumes that the distribution of the Subscription Rights pursuant to the Rights Offering is a non-taxable distribution to Eligible Stockholders for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the Subscription Rights a U.S. Holder receives is less than 15% of the fair market value of the holder’s existing shares of Common Stock or Public Warrants (with respect to which the Subscription Rights are distributed) on the date the holder receives the Subscription Rights, the Subscription Rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless the holder elects to allocate the holder’s basis in the holder’s existing shares of Common Stock or Public Warrants (in each case, with respect to which the Subscription Rights are distributed) between the holder’s existing shares of Common Stock or Public Warrants and the Subscription Rights in proportion to the relative fair market values of the existing shares of Common Stock or Public Warrants and the Subscription Rights, determined on the date of receipt of the Subscription Rights. If a U.S. Holder chooses to allocate basis between the holder’s existing shares of Common Stock or Public Warrants and the Subscription Rights, the holder must make this election on a statement included with the holder’s timely filed tax return (including extensions) for the taxable year in which the holder receives the Subscription Rights. Such an election is irrevocable.

If the fair market value of the Subscription Rights a holder receives is 15% or more of the fair market value of the holder’s existing shares of Common Stock or Public Warrants (with respect to which the Subscription Rights are distributed) on the date the holder receive the Subscription Rights, then the holder must allocate the holder’s basis in the holder’s existing shares of Common Stock or Public Warrants (with respect to which the Subscription Rights are distributed) between those shares and the Subscription Rights the holder receives in proportion to their fair market values determined on the date the holder receives the Subscription Rights.

The fair market value of the Subscription Rights on the date that the Subscription Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights. In determining the fair market value of the Subscription Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Subscription Rights and the trading price of our shares of Common Stock on the date that the Subscription Rights are distributed, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.

Exercise of Subscription Rights

Generally, a U.S. Holder will not recognize gain or loss upon the exercise of Subscription Rights in the rights offering. The tax basis in the Class B Common Stock acquired upon exercise of Subscription Rights will equal the sum of the subscription price and the U.S. Holder’s adjusted tax basis, if any, in the Subscription Rights as determined above under “Tax Basis in the Subscription Rights.” The holding period of shares of Class B Common Stock acquired upon exercise of Subscription Rights in the Rights Offering will begin on the date of exercise.

If you exercise Subscription Rights received in the Rights Offering after disposing of the shares of our Common Stock or Public Warrants with respect to which such Subscription Rights are received (or after the expiration of the Public Warrants), then certain aspects of the tax treatment of the exercise of the Subscription Rights are unclear, including (1) the allocation of the tax basis between the shares of Common Stock or Public Warrants previously sold (or, with respect to the Public Warrants, expired), and the Subscription Rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our Common Stock or Public Warrants previously sold, (or, in certain cases with respect to the Public Warrants, expired), and (3) the impact of such allocation on the tax basis of the shares of our Class B Common Stock acquired upon exercise of the Subscription Rights. If a U.S. Holder exercises Subscription Rights received in the Rights Offering after disposing of shares of our Common Stock or Public Warrants with respect to which the Subscription Rights are received (or after the expiration of the Public Warrants), the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the exercise of the Subscription Rights.

Expiration of Subscription Rights

If a U.S. Holder allows Subscription Rights received in the Rights Offering to expire without being exercised, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in the holder’s existing Common Stock or Public Warrants previously allocated to the Subscription Rights that have expired to the existing Common Stock with respect to which such Subscription Rights were received. If a U.S. Holder allows Subscription Rights to expire after disposing of shares of our Common Stock or Public Warrants with respect to which the Subscription Rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the expiration of the Subscription Rights.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our Class B Common Stock acquired upon exercise of Subscription Rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. holders with respect to shares of our Class B Common Stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, under current law, provided that the U.S. Holder meets applicable holding period and other requirements. Dividend income on our shares of Class B Common Stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction if the requisite holding period and other requirements are satisfied.

To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in such shares of our Class B Common Stock and thereafter as capital gain.

Sale, Exchange, Redemption, or Other Taxable Disposition of Common Stock

If a U.S. Holder sells or otherwise disposes of shares of Class B Common Stock acquired upon exercise of Subscription Rights in a taxable transaction, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the shares. The amount realized is generally the amount of cash received plus the fair market value of any other property received for such shares. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares is more than one year at the time of disposition. Under current law, long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and/or backup withholding with respect to dividend payments and the gross proceeds from the disposition of shares of our Class B Common Stock acquired through the exercise of Subscription Rights. Backup withholding may apply under certain circumstances if the U.S. Holder (1) fails to furnish the holder’s social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the holder is not subject to backup withholding and that the U.S. Holder is a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle the holder to a refund with respect to) the holder’s U.S. federal income tax liability, provided that the required information is timely furnished by such holder to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate their exempt status. U.S. Holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights

Receipt, Exercise, and Expiration of the Subscription Rights

The discussion below assumes that the receipt of Subscription Rights will be treated as a non-taxable distribution as discussed above. In such case, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise, or expiration of the Subscription Rights. It is possible that the receipt of the Subscription Rights could be a taxable event and taxable as a distribution on our Common Stock or Public Warrants. Non-U.S. Holders should consult with the holder’s own tax advisor regarding the tax treatment of the receipt of the Subscription Rights. See “Tax Consequences to U.S. Holders — Taxation of Subscription Rights — Receipt of Subscription Rights” above and “— Taxation of Distributions on Common Stock” below for more information.

Taxation of Distributions on Common Stock

Any distributions of cash or property made with respect to our Class B Common Stock to a Non-U.S. Holder generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate under a tax treaty, if applicable, a Non-U.S. Holder will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying the holder’s entitlement to benefits under a treaty. In addition, a Non-U.S. Holder will not be subject to withholding tax if the Non-U.S. Holder provides an IRS Form W-8ECI certifying that the distributions are effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States); instead, the Non-U.S. Holder generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income. Non-U.S. Holders may be required to periodically update their IRS Forms W-8. Any distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.” Distributions in excess of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, will first constitute a return of capital that is applied against and reduces the Non-U.S. Holder’s adjusted tax basis in our Class B Common Stock (determined on a share by share basis), and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, the excess will be treated as gain realized on the sale or other disposition of our Class B Common Stock as described below under “Sale or Other Disposition of Our Common Stock.”

Sale or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our Class B Common Stock unless:

•        the gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•        the Non-US. Holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case the Non-U.S. Holder will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by the holder’s U.S.-source capital losses, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•        we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. holder’s holding period, if shorter) unless our Class B Common Stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Class B Common Stock, directly or indirectly, actually or constructively, during the shorter of the five year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Class B Common Stock.

Gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests, and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a USRPHC. In addition, no assurance can be provided that our Class B Common Stock will be regularly traded on an established securities market. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and the exception for 5% or less stockholders.

Information Reporting and Backup Withholding

Distributions on our Class B Common Stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If a Non-U.S. Holder complies with certification procedures to establish that the holder is not a U.S. person, backup withholding generally should not apply to distributions on our Class B Common Stock and information reporting and backup withholding generally should not apply to the proceeds from a sale or other disposition of shares of our Class B Common Stock. Generally, a Non-U.S. Holder will be deemed to have complied with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), as applicable, or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on our Class B Common Stock and gross proceeds from the sale or other disposition of our Class B Common Stock if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise excepted under FATCA.

Withholding under FATCA generally applies to payments of dividends on our Class B Common Stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our Class B Common Stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds currently is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our Class B Common Stock, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be able to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class B Common Stock and the entities through which they hold our Class B Common Stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP, AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR CLASS B COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

PLAN OF DISTRIBUTION

As soon as practicable after the Record Date, Subscription Rights, and copies of this Prospectus Supplement will be distributed to Eligible Stockholders. If you wish to exercise your subscription rights in this Rights Offering, you should timely comply with the procedures described in “The Rights Offering” in this prospectus.

We have not employed any brokers, dealers, or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no other commissions, fees, or discounts will be paid in connection with this Rights Offering. While certain of our directors, officers, and other employees may solicit responses from you, those directors, officers, and other employees will not receive any commissions or compensation for their services other than their normal compensation.

We are not paying any commitment fee to the Standby Purchaser. He is, however, entitled to receive reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, execution, and delivery of the standby purchase agreement and the transactions contemplated thereby, including reasonable and documented fees and disbursements of counsel Standby Purchaser. Except for the standby purchase agreement or as otherwise disclosed in this prospectus, we have not agreed to enter into any standby or other arrangements to purchase or sell any subscription rights or any underlying shares of our Class B common stock.

We have agreed to pay the customary fees and expenses of the Subscription Agent and Information Agent in relation to the Rights Offering. We estimate that our total expenses in connection with the Rights Offering will be approximately $74,000.

We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent by phone, e-mail or mail as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Toll-Free Number: (800) 992-3086
Email: rfl@dfking.com

LEGAL MATTERS

Schwell Wimpfheimer & Associates, LLP, New York, New York, will pass for us upon the validity of the securities being offered by this prospectus.

EXPERTS

The consolidated financial statements of Rafael Holdings, Inc. as of and for the years ended July 31, 2024 and 2023 appearing in Rafael Holdings, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2024, have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of CohnReznick LLP given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cyclo Therapeutics, Inc. as of and for the years ended December 31, 2024 and 2023, appearing in Rafael Holdings, Inc.’s Current Report on Form 8-K/A filed April 28, 2025, have been audited by WithumSmith+Brown, PC, Cyclo’s independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of WithumSmith+Brown, PC given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov. We maintain a website at http://www.rafaelholdings.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the following documents, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•        Our Annual Report on Form 10-K for the year ended July 31, 2024, filed with the SEC on November 7, 2024 as amended on December 20, 2024 and January 8, 2025;

•        Our Quarterly Reports on Form 10-Q for the quarters ended October 31, 2024, filed with the SEC on December 11, 2024 and January 31, 2025 filed with the SEC on March 14, 2025;

•        Our Current Reports on Form 8-K filed with the SEC on August 8, 2024, August 22, 2024, November 7, 2024, December 11, 2024, December 23, 2024, January 13, 2025, February 10, 2025, March 14, 2025, March 25, 2025, March 26, 2025, April 24, 2025, April 28, 2025, April 29, 2025 and May 5, 2025;

•        Our definitive proxy statement on Schedule 14A filed with the SEC on November 19, 2024; and

•        Description of our Class B common stock set forth under Item 11 in Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form 10, filed with the SEC on March 26, 2018, and contained in Exhibit 4.2 to our Annual Report on 10-K filed with SEC on October 29, 2020, including any amendment or report filed for the purpose of updating such information.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: Rafael Holdings, Inc., 520 Broad Street, Newark, New Jersey 07102, Attn: Investor Relations, or you may call us at (212) 658-1450.

Up to 19,531,250 Shares
of Class B Common Stock at $1.28 Per Share issuable upon exercise of Subscription Rights distributed to Eligible Holders

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PROSPECTUS

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May 6, 2025